EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-197220 on Form S-1, Nos. 333-204179, 333-205128 and 333-224867 on Form S-3, and Nos. 333-125796, 333-161642, 333-169067, 333-189985, 333-204055, 333-214846 and 333-221552 on Form S-8 Abeona Therapeutics Inc. and Subsidiaries, of our report dated March 16, 2020, relating to the consolidated financial statements and our report dated March 16, 2020, relating to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Abeona Therapeutics Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ WHITLEY PENN LLP

Plano, Texas

March 16, 2020